Exhibit 8

                  KENNEDY COVINGTON LOBDELL & HICKMAN, L.L.P.
                               ATTORNEYS AT LAW

                        NationsBank Corporate Center
                                 Suite 4200
                           100 North Tryon Street
                    Charlotte, North Carolina 28202-4006
                                                      Telephone 704/331-7400
                                                      Facsimile 704/331-7598

                             August 19, 1994


Oakwood Homes Corporation
P. O. Box 7386
Greensboro, NC  27417-0386
Attention:  Mr. C. Michael Kilbourne

Dear Sirs:

     We have acted as counsel to Oakwood Homes Corporation, a North Carolina corporation ("Oakwood") in connection with the planned merger (the "Merger") of Golden Acquisition Corporation, a California corporation and a wholly-owned subsidiary of Oakwood (the "Merger Subsidiary") with and into Golden West Homes, a California corpora-tion ("Golden West") pursuant to an Acquisition Agreement and an Agreement of Merger dated as of August 17, 1994 among Oakwood, Merger Subsidiary and Golden West (collectively, the "Merger Agreement"). Capitalized terms not otherwise defined herein shall have the same meaning set forth in the Merger Agreement.

      For purposes of the opinion set forth below, we have reviewed and relied upon (i) the Merger Agreement, (ii) the Prospectus/Proxy Statement included in the Registration Statement dated the date hereof filed by Oakwood with the Securities and Exchange Commission (the "Prospectus/Proxy Statement") and (iii) such other documents, records and instruments as we have deemed necessary or appropriate as a basis for our opinion. In addition, in rendering our opinion we have relied upon certain statements, representations and warranties made by Oakwood, Merger Subsidiary and Golden West, and in the Merger Agreement and the Prospectus/Proxy Statement, which we have neither investigated nor verified. We have assumed that such statements, representations and warranties are true, accurate, complete, fully satisfied, and will continue to be so through the date of the Merger and that no actions that are inconsistent with such statements, representations and warranties will be taken.

      In addition, we have assumed the following:

      (i) The Merger will be consummated in accordance with the Merger Agreement as described in the Prospectus/Proxy Statement (including satisfaction of all covenants and conditions to the obligations of the parties without amend-ment or waiver thereof).
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Oakwood Homes Corporation
August 19, 1994
Page 2



      (ii) The Merger will qualify as a merger under the laws of California.

      (iii) Each of Oakwood, Merger Subsidiary and Golden West will comply with all reporting obligations with respect to the merger required under the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations thereunder.

      (iv) The Merger Agreement and all other documents and instruments referred to therein or in the Prospectus/Proxy
      Statement are valid and binding in accordance with their terms.

      (v) Oakwood has no present plan or intention to liquidate Golden West, to merge Golden West with or into another corporation, to sell or otherwise dispose of the stock of Golden West or to cause Golden West to sell or otherwise dispose of any of its assets or any of the assets acquired from Merger Subsidiary, except for dispositions made in the ordinary course of business or which would not cause the Merger to fail to satisfy the "continuity of business enterprise" requirements for valid reorganizations under
      Section 368(a)(1)(A) of the Code.

      (vi) Following the Effective Time, Golden West will hold substantially all of both its properties and the properties of Merged Subsidiary and will continue its historic busi-ness or use a significant portion of its historic assets in a business.

      (vii) Following the Effective Time, the Golden West share-holders shall retain the Oakwood Common Stock received in the Merger in amounts and for such periods of time as shall be required to satisfy the "continuity of interest" re-quirements for valid reorganizations under Section 368(a)-
      (1)(A) of the Code.

      (viii)  Following the Effective Time, neither the Golden
      West shareholders nor Oakwood shall take any actions that would cause the Merger to fail to qualify as a tax-free reorganization under Section 368 of the Code.

      (ix) Oakwood does not own nor has it owned during the past five years any shares of stock of Golden West.
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Oakwood Homes Corporation
August 19, 1994
Page 3



      (x) Neither Oakwood, Merger Subsidiary nor Golden West is an investment company as defined in Sections 368(a)(2)(F) of the Code.

      (xi) Payment of cash in lieu of fractional interests of Golden West Common Stock and Golden West Preferred Stock is not a separately bargained for consideration and represents a mere mechanical rounding off of the fractional share interests.

      (xii) The total cash consideration to be paid in the proposed transaction to Golden West shareholders including cash paid in lieu of fractional shares of Oakwood Common Stock will not exceed 1% of the total consideration that will be given in the transaction to the Golden West share-holders in exchange for their Golden West Common Stock and Golden West Preferred Stock.

      (xiii) Prior to the Merger, Oakwood will be in "control" of Merger Subsidiary within the meaning of Section 368(c) of the Code.

      (xiv) Oakwood has no plan or intention to have Golden West issue additional shares of its stock that would result in Oakwood's loss of "control" of Golden West within the meaning of
      Section 368(c) of the Code.

      Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties and assumptions or any change after the date hereof in applicable law could adversely affect our opinion. No ruling has been (or will be) sought from the Internal Revenue Service by Oakwood, Merger Subsidiary or Golden West as to the Federal income tax consequences of any aspect of the Merger.

      In rendering our opinion, we have considered the applicable provisions of the Code, the Treasury Regulations thereunder, judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have deemed relevant.

      Based upon, and subject to, the foregoing as well as the limita-tions set forth below, it is our opinion, under presently applicable Federal income tax law, that:

      (1)  the Merger of Merger Subsidiary with and into Golden
           West will be a reorganization within the meaning of
           Section 368(a)(1)(A) of the Code by reason of applica-tion of Section 368(a)(2)(E) of the Code;
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Oakwood Homes Corporation
August 19, 1994
Page 4


      (2) no material gain or loss for Federal income tax pur-poses will be recognized by Oakwood, Merger Subsidiary or Golden West in the Merger;

      (3) no gain or loss for Federal income tax purposes will be recognized by Golden West stockholders who exchange all of their shares of Golden West Common Stock or Golden West Preferred Stock solely for shares of Oak-wood Common Stock in the Merger (except with respect to cash received in lieu of a fractional share inter-est in Oakwood Common Stock);

      (4) a Golden West stockholder who receives cash in lieu of a fractional share interest in Oakwood Common Stock pursuant to the Merger generally will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between the cash payment re-ceived and such Golden West stockholder's tax basis in the fractional share interest.

      No opinion is expressed as to any matter not specifically addressed above. Also, no opinion is expressed as to the tax conse-quences of any of the transactions under any foreign, state or local tax law. Furthermore, our opinion is based on current Federal income tax law and administrative practice, and we do not undertake to advise you as to any changes after the Effective Time (as defined in the Merger Agreement) and Federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so.

      The tax consequences described above may not be applicable to a Golden West stockholder who acquired Golden West Common Stock pursu-ant to the exercise of an employee stock option or otherwise as compensation.

      We hereby consent to the filing of this opinion as an exhibit to the aforementioned Registration Statement. In giving this consent, however, we do not admit that we are "experts" within the meaning of
 Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

      This opinion has been delivered to you for the purpose of being included as an exhibit to the Registration Statement and is intended solely for your benefit. It may not be relied upon for any other purpose or by any other person or entity.



                            Kennedy Covington Lobdell & Hickman, L.L.P.